Exhibit 99.1

NEWS BULLETIN	POINT.360 2701 MEDIA CENTER DRIVE LOS ANGELES, CA 90065 OTCQX: PTSX

FOR FURTHER INFORMATION:

AT THE COMPANY:

Alan Steel

Executive Vice President

(323) 987-9444

FOR IMMEDIATE RELEASE – LOS ANGELES, CA, SEPTEMBER 14, 2016

POINT.360 ANNOUNCES FOURTH FISCAL QUARTER AND TWELVE MONTH RESULTS

Point.360 (NASDAQ: PTSX), a leading provider of integrated media management services, today announced results for the three and twelve month periods ended June 30, 2016. For the quarter, the Company’s sales were $8.2 million generating a loss of $2.6 million, or $0.20 per share. The Company also reported negative earnings before interest, taxes, depreciation and amortization and non-cash charges (EBITDAN*) of $1.7 million for the period. For the twelve month period, the Company’s sales were $37.6 million generating a net loss of $1.8 million (including a $4.1 million gain associated with the July 2015 purchase of the assets of Modern VideoFilm, Inc. (“Modern”)), or $0.14 per diluted share. The Company also reported negative EBITDAN* of $5.5 million for the period.

Haig S. Bagerdjian, the Company’s Chairman, President and Chief Executive Officer said: “During fiscal 2016, we accomplished much with respect to the unification of Point.360 and Modern. Although the Hollywood Way building renovation project was delayed several months due largely to the permitting process, we have now redistributed our post production services among our three facilities to increase workflow efficiency. To support fiscal 2017 expected growth and cash needs, we are now looking to access the equity in the owned Hollywood Way real estate by refinancing the mortgage or through a sale/leaseback transaction.”

Revenues

Revenue for the quarter ended June 30, 2016 totaled $8.2 million compared to $5.8 million in the same quarter last year. Revenues for the twelve months ended June 30, 2016 were $37.6 million compared to $21.6 million last year. The increases were due primarily to the addition of Modern.

Gross Margin

In the fourth quarter of fiscal 2016, gross margin was $1.5 million (18% of revenues), compared to $2.6 million (44% of revenues) in the prior year’s quarter. For the twelve months of fiscal 2016, gross margin was $8.3 million (22% of revenues), compared to $7.4 million, (34% of revenues) in last year’s period. The decrease in margin percentages were due to the higher fixed cost structure associated with the addition of Modern’s business.

Selling, General and Administrative (“SG&A”) and Other Expenses

For the fourth quarter of fiscal 2016, SG&A expenses were $4.0 million, or 49% of revenues, compared to $2.6 million, or 45% of revenues, in the fourth quarter of last year. For the twelve months of fiscal 2016, SG&A expenses were $17.2 million (46% of revenues), compared to $10.3 million (48% of revenues) last year. The increased expense was due to the addition of Modern.

Interest expense was $0.2 million and $0.5 million in the three and twelve month periods ended June 30, 2016, respectively, and $0.1 million and $0.3 million in last year’s three and twelve month periods, respectively.

Other income in all periods includes sublease income. Other income in the twelve months of fiscal 2016 included $4.1 million representing the $6.8 million difference between (i) the aggregate fair values assigned to the tangible and intangible assets acquired (less liabilities assumed) of Modern, and (ii) the fair value of the common shares and the warrants given as consideration for the purchase, net of a $2.7 million deferred income tax benefit recorded in connection with the recognition of the gain.

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Operating Loss

The operating loss was $2.5 million in the fourth quarter of fiscal 2016 compared to an operating loss of $0.1 million in last year’s fourth quarter. For the twelve months ended June 30, 2016, the operating loss was $8.9 million compared to an operating loss of $3.0 million in the comparable period last year.

Net Loss

For the fourth quarter and twelve months of fiscal 2016, the Company reported net losses of $2.6 million ($0.20 per share) and $1.8 million ($0.14 per share), respectively, compared to net losses of $0.1 million ($0.01 per share) and $2.9 million ($0.27 per share) in the same periods last year, respectively.

Earnings Before Interest, Taxes, Depreciation, Amortization and Non-Cash Charges (EBITDAN)*

The following table reconciles the Company’s non-GAAP EBITDAN* to net loss which is the most directly comparable financial measure under Generally Accepted Accounting Principles (“GAAP”):

Computation of EBITDAN* (unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2015	2016	2015	2016
Net loss	$(82,000)	$(2,536,000)	$(2,886,000)	$(1,758,000)
Interest (net)	106,000	179,000	256,000	545,000
Income taxes	--	--	--	(2,709,000)
Depreciation & amortization	301,000	587,000	1,363,000	2,176,000
Other non-cash charges:
Bad debt expense (recovery)	6,000	8,000	21,000	37,000
Stock based compensation	59,000	87,000	262,000	313,000
EBITDAN before non-operating gain	390,000	(1,675,000)	(984,000)	(1,396,000)
Non-operating gain	-	-	-	(4,099,000)
EBITDAN after non-operating gain	$390,000	$(1,675,000)	$(984,000)	$(5,495,000)

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Consolidated Statements of Operations (unaudited) *

The table below summarizes results for the three and twelve month periods ended June 30, 2015 and 2016.

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2015	2016	2015	2016

Revenues	$5,771,000	$8,242,000	$21,581,000	$37,570,000
Cost of services sold	(3,220,000)	(6,735,000)	(14,206,000)	(29,244,000)

Gross profit	2,551,000	1,507,000	7,375,000	8,326,000
Selling, general and administrative expense	(2,607,000)	(4,025,000)	(10,329,000)	(17,235,000)

Operating loss	(56,000)	(2,518,000)	(2,954,000)	(8,909,000)
Interest expense	(106,000)	(178,000)	(256,000)	(544,000)
Gain on bargain purchase	-	-	-	4,099,000
Other income	80,000	160,000	324,000	887,000

Loss before income taxes	(82,000)	(2,536,000)	(2,886,000)	(4,467,000)
Provision for income taxes	-	-	-	2,709,000
Net loss	$(82,000)	$(2,536,000)	$(2,886,000)	$(1,758,000)

Loss per share:
Basic:
Net loss per share	$(0.01)	$(0.20)	$(0.27)	$(0.14)
Weighted average number of shares	10,536,906	12,630,506	10,536,906	12,535,217
Diluted:
Net loss per share	$(0.01)	$(0.20)	$(0.27)	$(0.14)
Weighted average number of shares including the dilutive effect of stock options	10,536,906	12,630,506	10,536,906	12,535,217

Selected Balance Sheet Statistics (unaudited)*

	June 30, 2015	June 30, 2016
Working capital deficit (1)	$(3,676,000)	$(3,311,000)
Property and equipment, net	9,226,000	13,924,000
Total assets	13,380,000	20,542,000
Current portion of long term debt	5,117,000	5,244,000
Long-term debt, net of current portion	88,000	5,947,000
Shareholder’s equity	4,238,000	4,430,000

(1) Reflects the classification of long-term debt as a current liability due to financial covenant default condition under the Company’s credit agreement.

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*The consolidated statements of operations, computation of EBITDAN and presentation of balance sheet statistics do not represent the results of operations or the financial position of the Company in accordance with generally accepted accounting principles (GAAP), and are not to be considered as alternatives to the balance sheet, statement of income, operating income, net income or any other GAAP measurements as an indicator of operating performance or financial position. Not all companies calculate such statistics in the same fashion and, therefore, the statistics may not be comparable to other similarly titled measures of other companies. Management believes that these computations provide additional useful analytical information to investors.

About Point.360

Point.360 (PTSX) is a value add service organization specializing in content creation, manipulation and distribution processes integrating complex technologies to solve problems in the life cycle of Rich Media. With locations in greater Los Angeles, Point.360 performs high and standard definition audio and video post production, creates virtual effects and archives and distributes physical and electronic Rich Media content worldwide, serving studios, independent producers, corporations, non-profit organizations and governmental and creative agencies. Point.360 provides the services necessary to edit, master, reformat and archive clients’ audio and video content, including television programming, feature films and movie trailers. Point.360’s interconnected facilities provide service coverage to all major U.S. media centers. The Company also rents and sells DVDs and video games directly to consumers through its Movie>Q retail stores. See www.point360.com, www.mvf.com and www.movieq.com.

Forward-looking Statements

Certain statements in Point.360 press releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements regarding (i) the Company’s projected revenues, earnings, cash flow and EBITDA; (ii) planned focus on internal growth and acquisitions; (iii) reduction of facilities and actions to streamline operations; (iv) actions being taken to reduce costs and improve customer service and (v) new business and new acquisitions. Please also refer to the risk factors described in the Company’s SEC filings, including its annual reports on Form 10-K. Such statements are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from those expected or anticipated in the forward-looking statements. In addition to the factors described in the Company’s SEC filings, the following factors, among others, could cause actual results to differ materially from those expressed herein: (a) lower than expected net sales, operating income and earnings; (b) less than expected growth; (c) actions of competitors including business combinations, technological breakthroughs, new product offerings and promotional successes; (d) the risk that anticipated new business may not occur or be delayed; (e) the risk of inefficiencies that could arise due to top level management changes and (f) general economic and political conditions that adversely impact the Company’s customers’ willingness or ability to purchase or pay for services from the Company. The Company has no responsibility to update forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release.

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